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WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED
BY AN ASTERISK*), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

                                LICENSE AGREEMENT

     This Agreement is made and entered into this 1st day of October, 1999, (the "Effective Date") by and between METABOLIX, Inc. a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 303 Third Street, Cambridge, Massachusetts 02142 (hereinafter referred to as "METABOLIX"), and TEPHA, Inc., a corporation duly organized under the laws of the State of Delaware and having its principal office at 303 Third Street, Cambridge, Massachusetts 02142 (hereinafter referred to as "TEPHA").

                                   WITNESSETH

     WHEREAS, METABOLIX, is the owner of the METABOLIX PATENT RIGHTS (as later defined herein), and related technology, and has the right to grant licenses under said METABOLIX PATENT RIGHTS;

     WHEREAS, METABOLIX is the licensee from the Massachusetts Institute of Technology (hereinafter referred to as "MIT") of the MIT PATENT RIGHTS (as later defined herein), and has the right to grant sublicenses under said MIT PATENT RIGHTS;

     WHEREAS, METABOLIX desires to have the PATENT RIGHTS commercialized in the FIELD OF USE, and is willing to grant a license thereunder; and

     WHEREAS, LICENSEE desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

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1.   DEFINITIONS

     For the purposes of this Agreement, the following words and phrases shall have the following meanings:

     1.1. "TEPHA" and "METABOLIX" shall include "AFFILIATES" defined as a related company of TEPHA or METABOLIX, respectively, the voting stock of which is directly or indirectly at least fifty percent (50%) owned and controlled by TEPHA or METABOLIX, respectively, an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of TEPHA or METABOLIX, respectively, and an organization the majority ownership of which is directly or indirectly common to the ownership of TEPHA or METABOLIX, respectively.

     1.2. "PATENT RIGHTS" shall mean all of the following METABOLIX and MIT intellectual property, respectively, the "METABOLIX PATENT RIGHTS" and the MIT PATENT RIGHTS":

          1.2.1. the United States patents listed in Appendix A;

          1.2.2. the United States patent applications listed in Appendix A and United States patent applications filed after the EFFECTIVE DATE on IMPROVEMENTS, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications, and the resulting patents;

          1.2.3. any patents resulting from reissues or reexaminations of the United States patents described in 1.2.1 and 1.2.2 above;

          1.2.4. the Foreign patents listed in Appendix A;

          1.2.5. the Foreign patent applications listed in Appendix A, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such Foreign patent applications, and the resulting patents;

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          1.2.6. Foreign patent applications filed after the EFFECTIVE DATE on any patent application in 1.2.2 and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications, and the resulting patents; and

          1.2.7. any Foreign patents, resulting from equivalent Foreign procedures to United States reissues and reexaminations, of the Foreign patents described in 1.2.4, 1.2.5 and 1.2.6 above.

     1.3. A "LICENSED PRODUCT" shall mean any product or part thereof which:

          1.3.1. is covered in whole or in part by an issued, unexpired valid claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or part thereof is made, used or sold; or

          1.3.2. is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired valid claim or a pending claim contained in the PATENT RIGHTS in the country in which a LICENSED PROCESS is used or in which such product or part thereof is used or sold.

     1.4. A "LICENSED PROCESS" shall mean any process which:

          1.4.1. is covered in whole or in part by an issued, unexpired valid claim or a pending claim contained in the PATENT RIGHTS in the country in which such process is used or in which the LICENSED PRODUCT made thereby is used or sold.

     1.5. "NET SALES" shall mean TEPHA's and its sublicensees' billings for LICENSED PRODUCTS and LICENSED PROCESSES produced hereunder less the sum of the following:

          1.5.1. discounts allowed in amounts customary in the trade;

          1.5.2. sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

          1.5.3. outbound transportation prepaid or allowed; and

          1.5.4. amounts allowed or credited on returns.

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     No deduction shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by TEPHA and on its payroll, or for cost of collections. LICENSED PRODUCTS shall be considered "sold" when invoiced. "NET SALES" shall not include LICENSED PRODUCTS sold for clinical testing, research or development purposes. If a LICENSED PRODUCT or LICENSED PROCESS shall be distributed or invoiced for a discounted price substantially lower than customary in the trade or distributed at no cost to AFFILIATES of TEPHA or otherwise, NET SALES shall be based on the customary amount billed for such LICENSED PRODUCTS or LICENSED PROCESSES.

     Where the LICENSED PRODUCT is a combination product consisting of polymer whose composition or manufacture is covered by the PATENT RIGHTS plus other materials (such as a growth factor, but not, for example, filler materials) that are not covered by the PATENT RIGHTS, then "NET SALES" shall mean the NET SALES of the full product multiplied by the fully loaded manufacturing cost of the polymer divided by the total fully loaded manufacturing cost of the total combination material. When the LICENSED PRODUCT consists of a combination product consisting of a component made from the polymer, plus other components, then "NET SALES" shall mean NET SALES of the total product multiplied by the fully loaded manufacturing cost of the polymer component divided by the fully loaded manufacturing cost of the total product. By "fully loaded" is meant the cost of goods sold plus overhead allocated to production and sale thereof.

     1.6. "FIELD OF USE" shall mean IN VIVO human and veterinary medical use of polymers falling within the PATENT RIGHTS, including, without limitation, tissue engineering, implantables, medical devices, drug delivery and contrast agents, but excluding medical disposables, surgical drapes and trays, nutritional and all other diagnostic uses. and excluding transgenic plant crop production of polymers. "IMPROVEMENT" shall mean an invention conceived and/or reduced to practice during the two-year period after the EFFECTIVE DATE and dominated by the claims of the PATENT RIGHTS listed on Appendix A and owned or CONTROLLED by METABOLIX or TEPHA (excluding any preexisting IMPROVEMENT owned or CONTROLLED by any entity as of the

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          date it becomes a successor or permitted assignee of METABOLIX or
          TEPHA under Article 11).

     1.7. "KNOW-HOW" shall mean technical, manufacturing, regulatory and other information, methods, specifications, samples, processes, procedures, formulations, test data, protocols, and trade secrets owned or CONTROLLED by METABOLIX or TEPHA during the two-year period after the EFFECTIVE DATE and relating to the PATENT RIGHTS or to the development, manufacture or use of any LICENSED PRODUCTS or LICENSED PROCESSES (excluding any preexisting KNOW-HOW owned or CONTROLLED by any entity as of the date it becomes a successor or permitted assignee of METABOLIX or TEPHA under Article 11).

     1.8. "CONTROL" shall mean with respect to any IMPROVEMENTS or KNOW-HOW, the possession of the ability to grant a license or sublicense with respect thereto as provided for herein.

     1.9. "FDA" shall mean the United States Food and Drug Administration or any successor agency thereof.

2.   GRANT

     2.1. Subject to the terms and conditions of this Agreement, METABOLIX hereby grants to TEPHA the worldwide right and license in the FIELD OF USE to make, have made, use, lease, sell, offer for sale and import the LICENSED PRODUCTS and to practice the LICENSED PROCESSES until the expiration of the last to expire of the PATENT RIGHTS, unless this Agreement shall be sooner terminated according to the terms hereof.

     2.2 Under the terms of its license with MIT, METABOLIX has agreed that any sublicenses granted by it shall provide that the obligations to MIT of articles 2, 5, 7, 8, 9, 10, 12, 13 and 15 of its license with MIT shall be binding upon the sublicensee as if it were a party to that license agreement. METABOLIX further has agreed to attach copies of these articles to sublicense agreements, and a copy thereof is attached hereto as Appendix C. To the extent of any conflict between

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          the terms of this Agreement and Appendix C, as to the MIT PATENT
          RIGHTS only, the terms of Appendix C shall prevail.

     2.3 In order to establish a period of exclusivity for TEPHA, METABOLIX hereby agrees that it shall not grant any other license to make, have made, use, lease, sell, offer for sale or import LICENSED PRODUCTS or to utilize LICENSED PROCESSES in the FIELD OF USE and shall not practice under the PATENT RIGHTS for its own purposes in the FIELD OF USE during the term of this Agreement; provided, however, MIT has reserved the right to practice under the MIT PATENT RIGHTS for its own noncommercial research purposes.

     2.4 Within six (6) months after the EFFECTIVE DATE, METABOLIX shall disclose to TEPHA in writing all METABOLIX-CONTROLLED KNOW-HOW not previously disclosed. During the two-year period after the EFFECTIVE DATE, each party shall also promptly disclose to the other in writing on an ongoing basis all additional KNOW-HOW and IMPROVEMENTS. Subject to Article 13 (Confidentiality), METABOLIX grants TEPHA the exclusive right and license to use METABOLIX KNOW-HOW and METABOLIX IMPROVEMENTS in connection with its license hereunder to the PATENT RIGHTS in the FIELD OF USE until termination or expiration of this Agreement; provided, however, after expiration of this Agreement, TEPHA shall retain a perpetual, royalty-free, non-exclusive license to the METABOLIX KNOW-HOW. Subject to Article 13 (Confidentiality) and mutually agreed upon royalty and other terms, TEPHA grants METABOLIX the exclusive right and license to use TEPHA KNOW-HOW and TEPHA IMPROVEMENTS in connection with the PATENT RIGHTS outside the FIELD OF USE until the last to expire of any patent rights covering the TEPHA IMPROVEMENTS; provided, however, after expiration of this Agreement, METABOLIX shall retain a perpetual, royalty-free, non-exclusive license to the METABOLIX KNOW-HOW.

     2.5 TEPHA shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder. Upon any termination of this

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          Agreement, sublicensees' rights shall also terminate, subject to
          Paragraph 14.6 hereof.

     2.6 TEPHA agrees to incorporate terms and conditions substantively similar to Articles 1, 2, 5, 7.1, 8, 9, 10, 11, 12, 13, 14.5, 14.6, and 16 of
          this Agreement into its sublicense agreements, that are sufficient to enable TEPHA to comply with this Agreement.

     2.7 TEPHA agrees to forward to METABOLIX a copy of any and all sublicense agreements promptly upon execution by the parties.

     2.8 TEPHA shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of METABOLIX.

     2.9 Nothing in this Agreement shall be construed to confer any rights upon TEPHA by implication, estoppel or otherwise as to any technology or patent rights of METABOLIX, MIT or any other entity other than the PATENT RIGHTS, regardless of whether such patent rights shall be dominant or subordinate to any PATENT RIGHTS.

3.   DUE DILIGENCE

     3.1. TEPHA shall use diligent efforts to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market through a thorough, vigorous and diligent program for exploitation of the PATENT RIGHTS and shall continue active, diligent development and marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the term of this Agreement.

     3.2. In addition:

          3.2.1. TEPHA shall raise in connection with the PATENT RIGHTS and allocated for expenditure for efforts under Paragraphs 3.1 and 3.2, a cumulative total of investment capital and/or research and development funds of: * from the Effective Date. Such cumulative investment capital and/or research and development funds shall include funds invested or

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                 expended by a joint venture in which TEPHA owns at least a thirty-three percent (33%) interest provided that such funds are used substantially for the development and marketing of LICENSED PRODUCTS and LICENSED PROCESSES.

          3.2.2. TEPHA shall use commercially reasonable efforts to promptly and diligently generate data and perform tests and studies sufficient to file, and shall file, an application for approval by the FDA of a first LICENSED PRODUCT *.

          3.2.3. TEPHA shall obtain FDA approval of such first LICENSED PRODUCT
                 *.

          3.2.4. TEPHA shall keep METABOLIX informed of progress in its efforts to develop and commercialize LICENSED PRODUCTS and PROCESSES. METABOLIX shall have the right to contact a representative of TEPHA periodically by telephone to discuss TEPHA's progress with the development of LICENSED PRODUCTS and PROCESSES and sales of such LICENSED PRODUCTS and PROCESSES once launched. In addition, on or before March 1 of each year after the EFFECTIVE DATE until the first commercial sale of a LICENSED PRODUCT, TEPHA shall make a written annual summary report to METABOLIX covering the preceding year ending December 31, regarding the progress toward commercial use of LICENSED PRODUCTS and PROCESSES. All information disclosed by TEPHA to METABOLOX under this provision shall be deemed the Confidential Information (as further discussed in Paragraph 13.1) of TEPHA.

     3.3. TEPHA's failure to perform in accordance with Paragraphs 3.1 and 3.2 above shall be grounds for METABOLIX to terminate this Agreement pursuant to Paragraph 14.3 hereof; provided, however, as to Paragraphs
          3.2.2 and 3.2.3, if during the cure period provided in Paragraph 14.3, TEPHA shall demonstrate to the reasonable satisfaction of METABOLIX that TEPHA shall have expended good faith and diligent efforts using reasonable resources to meet the milestone(s)

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          and that circumstances beyond TEPHA'S control precluded TEPHA from performing in accordance with Paragraph 3.2.2 or 3.2.3, then the time for performance of such milestone(s) shall be extended for an additional period of six (6) months, or such other period as may be mutually agreed.

4.   ROYALTIES

     4.1. For the rights, privileges and license granted hereunder, TEPHA shall pay royalties to METABOLIX in the manner hereinafter provided until the expiration of the last to expire of the PATENT RIGHTS or until this Agreement shall earlier be terminated:

          4.1.1. A License Issue Fee of *, which said License Issue Fee shall be deemed earned and due in three parts: * in investment capital and/or research and development funds in connection with the PATENT RIGHTS; * due upon the raising by TEPHA of * (cumulatively) in investment capital and/or research and development funds in connection with the PATENT RIGHTS; and * due upon the raising by TEPHA of * (cumulatively) in investment capital and/or research and development funds in connection with the PATENT RIGHTS; provided, however, the full amount of the License Issue Fee shall be due on the third anniversary of the Effective Date, whether or not TEPHA shall have raised such investment capital and/or research and development funds.

          4.1.2. Milestone payments as follows: * due on filing for approval of the first LICENSED PRODUCT; and * due on FDA approval of the first LICENSED PRODUCT.

          4.1.3. License Maintenance Fees of * per year payable on January 1, 2003 and on each subsequent January 1 during the term of this Agreement; provided, however, License *.

          4.1.4. Running Royalties of * of NET SALES of LICENSED PRODUCTS and LICENSED PROCESSES by TEPHA and its sublicensees .

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          4.1.5. A * share of gross sublicensing revenue (including sublicense issue fees, milestone payments, license maintenance fees and similar consideration but excluding sublicensing revenue from NET SALES covered in Paragraph 4.1.4 above) received by LICENSEE.

     4.2. All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government, except as otherwise provided in Paragraph 1.5.2.

     4.3. No multiple royalties shall be payable because any LICENSED PRODUCT, its manufacture, use, lease or sale are or shall be covered by more than one PATENT RIGHTS patent application or PATENT RIGHTS patent licensed under this Agreement.

     4.4. Royalty payments shall be paid in the United States dollars in Cambridge, Massachusetts, or at such other place as METABOLIX may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any current conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

     4.5. To the extent that TEPHA shall obtain subsequent to the EFFECTIVE DATE licenses to third party patents or other intellectual property that are necessary to manufacture or sell LICENSED PRODUCTS or LICENSED PROCESSES in the FIELD OF USE, TEPHA may deduct from the Running Royalty due to METABOLIX under Paragraph 4.1.4, * of the Running Royalties due on such third party patents or intellectual property up to an amount equal to * of the Running Royalties due hereunder.

5.   REPORTS AND RECORDS

     5.1. TEPHA shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable

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          to METABOLIX hereunder. Said books of account shall be kept at TEPHA's principal place of business or the principal place of business of the appropriate division of TEPHA to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of METABOLIX or its agents for the purpose of verifying TEPHA's royalty statement or compliance in other respect with this Agreement. Should such inspection lead to the discovery of a greater than Ten Percent (10%) discrepancy in reporting to METABOLIX' detriment, TEPHA agrees to pay the full cost of such inspection.

     5.2. TEPHA shall deliver to METABOLIX true and accurate reports, giving such particulars of the business conducted by TEPHA and its sublicensees under this Agreement as shall be pertinent to diligence under Article 3 and royalty accounting hereunder: before the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, annually, on January 31 of each year; and after the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, quarterly, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year. These reports shall include at least the following:

          5.2.1. number and total billings of LICENSED PRODUCTS falling solely within the METABOLIX PATENT RIGHTS manufactured, used or sold by TEPHA and its sublicensees;

          5.2.2. number and total billings for LICENSED PRODUCTS falling solely within the MIT PATENT RIGHTS manufactured, used or sold by TEPHA and its sublicensees;

          5.2.3. number and total billings for LICENSED PRODUCTS falling within both the METABOLIX PATENT RIGHTS and the MIT PATENT RIGHTS manufactured, used or sold by TEPHA and its sublicensees;

          5.2.4. accounting for all LICENSED PROCESSES used or sold by TEPHA and its sublicensees, along with a verification as to each LICENSED

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                 PROCESS stating whether it shall fall solely within the
                 METABOLIX PATENT RIGHTS, solely within the MIT PATENT RIGHTS or both within the METABOLIX PATENT RIGHTS and the MIT PATENTS RIGHTS.;

          5.2.5. deductions applicable as provided in Paragraph 1.5;

          5.2.6. Running Royalties due under Paragraph 4.1.4.;

          5.2.7. royalties due on payments from sublicensees under paragraph 4.1.5.;

          5.2.8. total royalties due; and

          5.2.9. names and addresses of all sublicensees of TEPHA.

          TEPHA shall endeavor to obtain similar information from its sublicensees and shall provide such information which is obtained to METABOLIX.

     5.3. With each such report submitted, TEPHA shall pay to METABOLIX the royalties due and payable under this Agreement. If no royalties shall be due, TEPHA shall so report.

     5.4. On or before the ninetieth (90th) day following the close of TEPHA's fiscal year, TEPHA shall provide METABOLIX with TEPHA's certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an operating statement.

     5.5. The amounts due under Articles 4 and 6 shall, if overdue, bear interest until payment a per annum rate * in effect at the Chase Manhattan Bank (N.A.) on the due date. The payment of such interest shall not foreclose METABOLIX from exercising any other rights it may have as a consequence of the lateness of any payment.

6.   PATENT PROSECUTION

     6.1. Throughout the term of this Agreement, TEPHA, at its own expense, shall file, prosecute and maintain those METABOLIX PATENT RIGHTS listed on Appendix B in METABOLIX' name; provided, however, METABOLIX shall be entitled to review and comment upon in a timely manner all actions undertaken in

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          the prosecution of all patents and applications. TEPHA agrees to seek strong, broad claims in the best interest of METABOLIX and shall not abandon the subject matter of any substantive claim without the prior written permission of METABOLIX, such permission not to be unreasonably withheld. If TEPHA shall elect not to file, prosecute, or maintain any such METABOLIX PATENT RIGHT, TEPHA shall so notify METABOLIX in writing with at least thirty (30) days notice prior to any filing, action, payment or the like being due, in which event METABOLIX shall have the right to file, prosecute, or maintain such METABOLIX PATENT RIGHT, and TEPHA shall have no further license rights as to such METABOLIX PATENT RIGHT application or patent under this Agreement.

     6.2. Payment of all out-of-pocket fees and costs relating to the filing, prosecution, and maintenance of those METABOLIX PATENT RIGHTS listed on Appendix B shall be the responsibility of TEPHA, whether such fees and costs were incurred before or after the Effective Date of this Agreement. Payment for out-of-pocket costs incurred by METABOLIX prior to the Effective Date shall be made in three parts:

          6.2.1. Twenty-Five Percent (25%) on or before a date six (6) months from the Effective Date of this Agreement;

          6.2.2. Twenty-Five Percent (25%) on or before a date nine (9) months from the Effective Date of this Agreement;

          6.2.3. The remaining Fifty Percent (50%) on or before a date fifteen
                 (15) months from the Effective Date of this Agreement.

7.   INFRINGEMENT

     7.1. Each party shall inform the other promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and of any available evidence thereof.

     7.2. During the term of this Agreement, TEPHA shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the PATENT

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          RIGHTS in the FIELD OF USE and, in furtherance of such right,
          METABOLIX hereby agrees that TEPHA may join METABOLIX as a party plaintiff in any such suit, without expense to METABOLIX. The total cost of any such infringement action commenced solely by TEPHA shall be borne by TEPHA. In the event that TEPHA shall have exercised its right to bring an action, TEPHA shall be responsible for defending against any counterclaims alleging invalidity or unenforceability of a PATENT RIGHT and for prosecuting the action through to settlement or other final disposition. In the event that TEPHA shall undertake the enforcement of the PATENT RIGHTS in the FIELD OF USE by litigation, TEPHA may withhold up to * of the Running Royalties otherwise thereafter due to METABOLIX under Section 4.1.4 and apply the same toward reimbursement of up to * of TEPHA'S expenses, including reasonable attorneys' fees, in connection therewith.

     7.3. If within six (6) months after having been notified of any alleged infringement, TEPHA shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if TEPHA shall notify METABOLIX at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events, only, METABOLIX shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the PATENTS RIGHTS in the FIELD of USE. In furtherance of such right, TEPHA hereby agrees that METABOLIX may include TEPHA as a party plaintiff in any such suit, without expense to TEPHA. The total cost of any such infringement action commenced or defended solely by METABOLIX shall be borne by METABOLIX, and METABOLIX shall be responsible for defending against any counterclaims alleging invalidity or unenforceability of a PATENT RIGHT.

     7.4. Any recovery of damages by the prosecuting party for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of such party relating to the suit, and next toward reimbursement of METABOLIX for any royalties past due or withheld and applied pursuant to Paragraph 7.2, if applicable.

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          The balance remaining from any such recovery shall be divided with *
          to the non-prosecuting party and any remaining balance to the prosecuting party.

     7.5. In the event of the institution of any suit by a third party against METABOLIX, TEPHA or its sublicensees for patent infringment involving the PATENT RIGHTS in the FIELD OF USE, the party sued shall promptly notify the other party in writing. TEPHA shall have the right, but not the obligation, to defend such suit at its own expense. If TEPHA shall elect not to defend, TEPHA shall promptly notify METABOLIX. METABOLIX shall have the right, but not the obligation, to defend such suit at its expense.

     7.6. If TEPHA shall exercise its rights pursuant to Section 7.5 to defend the PATENT RIGHTS, then * of TEPHA'S Running Royalty obligation in
          Section 4.1.4 during the pendency of defense in the proceeding shall be held in an interest-bearing escrow account by TEPHA until a final decision shall be rendered by a court or administrative tribunal of competent jurisdiction from which no appeal can be or is taken provided that:

          7.6.1. If the enforceability of all material claims in such PATENT RIGHT claiming the LICENSED PRODUCT or PROCESS is upheld by a court or other legal or administrative tribunal from which no appeal is or can be taken, then the amount of Running Royalties withheld during the period of escrow, plus all accrued interest, shall be promptly paid to METABOLIX; or

          7.6.2. If one or more claims in such PATENT RIGHT covering the LICENSED PRODUCT or PROCESS shall be held to be invalid or otherwise unenforceable by a court or other legal or administrative tribunal in any country from which no appeal is or can be taken or the scope thereof is modified and, as a result such PATENT RIGHT no longer offers substantial protection to a LICENSED PRODUCT or PROCESS in such country, then the amount of Running Royalties withheld during the period of escrow shall not be owed to METABOLIX; TEPHA shall be entitled to all payments and accrued interest in the escrow account; and the Running

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                 Royalties otherwise payable shall be abated in their entirety with respect to NET SALES of LICENSED PRODUCTS covered only by such PATENT RIGHT in the country in which such claims were so held invalid or unenforceable or so modified.

     7.7. In any suit as either party may institute to enforce or defend the PATENT RIGHTS pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like. The parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning the PATENT RIGHTS in the FIELD of USE or LICENSED PRODUCTS or PROCESSES ; provided, however, that no settlement or consent judgement or other voluntary final disposition of any suit defended or action brought by a party pursuant to this Article 7 may be entered into without the consent of the other party, such consent not to be unreasonably withheld or delayed. As to the MIT PATENT RIGHTS, no settlement, consent judgement or other voluntary final disposition of the suit may be entered into without the consent of MIT which consent shall not unreasonably be withheld. TEPHA shall indemnify MIT against any order for costs that may be made against MIT in proceedings commenced and defended solely by TEPHA.

     7.8. TEPHA, during the period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the PATENT RIGHTS in the FIELD OF USE.

8.   PRODUCT LIABILITY

     8.1. TEPHA shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold METABOLIX and MIT, their directors, trustees, officers, employees and affiliates, harmless against all claims and expenses,

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          arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from or relating to the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCTS and/or LICENSED PROCESS(es)
          *.

     8.2. Prior to the first use of a LICENSED PRODUCT for humans, TEPHA shall obtain and carry in full force and effect commercial, general liability insurance, including product liability insurance, which shall protect TEPHA, METABOLIX, and MIT with respect to events covered by Paragraph 8.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Massachusetts, shall list METABOLIX and MIT as additional named insureds thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to METABOLIX and MIT prior to any cancellation or material change thereof. The limits of such insurance shall not be less than * per occurrence with an aggregate of * for personal injury including death; and * per occurrence with an aggregate of * for property damage. TEPHA shall provide METABOLIX with Certificates of Insurance evidencing the same.

     8.3. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY, NOR MIT, NOR THEIR RESPECTIVE DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY OR BY MIT THAT THE PRACTICE OF THE LICENSES GRANTED HEREUNDER SHALL NOT

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          INFRINGE THE PATENT RIGHTS OR OTHER INTELLECTUAL OR PROPRIETARY RIGHTS
          OF ANY THIRD PARTY. * TEPHA, MIT OR THEIR RESPECTIVE DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL OR M.I.T. BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN
          FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

9.   EXPORT CONTROLS

     9.1. TEPHA acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by TEPHA that TEPHA shall not export data or commodities to certain foreign countries without prior approval of such agency. METABOLIX neither represents that a license shall not be required nor that, if required, it shall be issued.

10.  NON-USE OF NAMES

     10.1. Except as required by law or in raising funding, neither party shall use the names or trademarks of the other, nor of MIT, nor any adaptation thereof, nor the names of any of the other party's or MIT's employees, in any advertising, promotional or sales literature without prior written consent obtained from such party, or MIT, or said employee, in each case, such consent not to be unreasonably withheld, except that TEPHA may state that it is licensed by METABOLIX, or MIT, as

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          applicable, under one or more of the patents and/or applications comprising the METABOLIX PATENT RIGHTS, or the MIT PATENT RIGHTS, respectively. TEPHA may, however, use the name of any employee of METABOLIX who is a consultant or member of an advisory board of TEPHA, with their permission, and provided, also, that their affiliation with METABOLIX is identified.

11.  ASSIGNMENT

     11.1. Except as expressly provided in Article 2, neither party shall directly or indirectly sell, transfer, assign, or delegate in whole or in part this Agreement, or any rights, duties, obligations or liabilities under this Agreement (collectively "assign"), by operation of law or otherwise without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, so long as the assignee shall not be a competitor of the other party, either party shall have the right to assign all of its rights, duties, obligations and liabilities under this Agreement to any AFFILIATE or in connection with any sale, merger, consolidation, recapitalization or reorganization involving in each case the sale of all or substantially all of the capital stock of the party or the assets of such party to which this Agreement relates. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of METABOLIX and TEPHA.

12.  DISPUTE RESOLUTION

     12.1. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or to prevent irreparable harm, and except for any dispute relating to patent validity or infringement, any and all claims, disputes or controversies arising under, out of or in connection with the Agreement, shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in

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           reasonable detail the nature of such dispute. If the parties by their senior management representatives shall be unable to resolve the dispute within thirty (30) days, then by no later than forty (40) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By no later than sixty (60) business days after the date of such notice of dispute, such representatives shall schedule a date for a mediation hearing with the Cambridge Dispute Settlement Center or Endispute Inc. in Cambridge, Massachusetts. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within thirty (30) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts, or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes METABOLIX and TEPHA each hereby irrevocably consents and submits.

     12.2. Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any oblations under this Agreement.

13.  CONFIDENTIALTIY

     13.1. Both METABOLIX and TEPHA agree that all information disclosed to the other party shall be deemed "Confidential Information" of the disclosing party. In particular, "Confidential Information" shall be deemed to include, but not be limited to, KNOW-HOW, trade secrets, information, ideas, inventions, materials, samples, processes, procedures, methods, formulations, protocols, packaging designs and materials, test data, future development plans, "Product" launch date, technological know-how and engineering, manufacturing, regulatory, marketing,

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           servicing, sales, or financial matters relating to the disclosing party and its business.

     13.2. During the term of this Agreement and thereafter each party shall maintain all Confidential Information in confidence and shall not disclose any Confidential Information to any third party or use any such information for any unauthorized purpose. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Both parties shall take precautions as each normally takes with its own confidential and proprietary information to prevent disclosure to third parties, but no less than reasonable precautions.

     13.3. Both parties agree that, notwithstanding the above, the obligations of confidentiality and nonuse shall not apply to:

          13.3.1. Information that at the time of disclosure is, or thereafter becomes, generally known or available to the public, through no wrongful act or failure to act on the part of the receiving party;

          13.3.2. Information that was known by or in the possession of the receiving party at the time of receiving such information from the disclosing party, as evidenced by written records;

          13.3.3. Information obtained by the receiving party from a third-party source who is not breaching a commitment of confidentiality to the disclosing party by revealing such information to the receiving party;

          13.3.4. Information that is developed independently by the receiving party without use of confidential information of the other party, as evidenced by written records;

          13.3.5. Information that is the subject of a granted written permission to disclose that is issued by the disclosing party to the other party;

          13.3.6. Information that is required to be disclosed pursuant to the law, by request of the FDA or other government authority or for medical or safety reasons, but only to the extent required to be disclosed by the FDA or other government authority; or

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          13.3.7. Information provided to consultants, subcontractors or agents for purposes consistent with this Agreement pursuant to a non-disclosure agreement with said parties.

     13.4. Both Parties shall make diligent efforts to ensure that all employees, consultants, agents and subcontractors who may have access to Confidential Information of the other party, and any other third parties who might have access to Confidential Information, shall sign nondisclosure agreements consistent with the terms set forth in this Section. No Confidential Information shall be disclosed to any employees, subcontractors, agents, consultants or third parties who do not have a need to receive such information for the purposes of this Agreement.

14.  TERMINATION

     14.1. If TEPHA shall cease to carry on its business, this Agreement shall terminate upon notice by METABOLIX, except as provided in Article 11 (Assignment).

     14.2. Should TEPHA fail to make any payment whatsoever due and payable to METABOLIX hereunder, METABOLIX shall have the right to terminate this Agreement effective on sixty (60) days' notice, unless TEPHA shall make all such payments to METABOLIX, within said sixty (60) day period. Upon the expiration of the sixty (60) day period, if TEPHA shall not have made all such payments to METABOLIX, the rights, privileges and license granted hereunder shall automatically terminate.

     14.3. Upon any material breach or default of this Agreement by TEPHA, other than those occurrences set out in Paragraphs 14.1 and 14.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 14.3, METABOLIX shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on one hundred and twenty (120) days' notice to TEPHA. Such termination shall become automatically effective unless TEPHA shall have cured any such material breach or default prior to the expiration of the one hundred and twenty (120) day

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           period. Upon any material breach or default of this Agreement by
           METABOLIX, TEPHA shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on one hundred and twenty (120) days' notice to METABOLIX. Such termination shall become automatically effective unless METABOLIX shall have cured any such material breach or default prior to the expiration of the one hundred and twenty (120) day period.

     14.4. TEPHA shall have the right to terminate this Agreement at any time on six (6) months' notice to METABOLIX, and upon payment of all amounts due METABOLIX through the effective date of the termination.

     14.5. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 8, 9, 10, 12, 13, 14.5, 14.6, and 16 shall survive any such termination. TEPHA and any sublicensee thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS in inventory, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that TEPHA shall pay to METABOLIX the Running Royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of LICENSED PRODUCTS.

     14.6. Upon termination of this Agreement for any reason, any sublicense not then in default shall continue in full force and effect except that METABOLIX shall be substituted in place of the TEPHA, and METABOLIX shall have no obligations under such sublicense beyond their obligations herein.

     14.7. Upon termination of this AGREEMENT for any reason (except expiration or termination by TEPHA for breach by METABOLIX under Paragraph 14.3), TEPHA shall, grant and hereby grants METABOLIX a nonexclusive license, with the right to sublicense, to all information then in TEPHA's possession relevant to the commercialization of LICENSED PRODUCTS and/or LICENSED PROCESSES, including, but not limited to, KNOW-HOW and

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           IMPROVEMENTS owned or controlled by TEPHA as of the effective date of termination (whether such know-how and improvements shall be owned or CONTROLLED by TEPHA during the two-year period after the EFFECTIVE DATE or at any time during the term of this Agreement), research results, toxicology data, assays, preclinical data, prototypes, manufacturing processes including cell lines and unused, unexpired amounts of LICENSED PRODUCTS, clinical results, regulatory submissions, suppliers and customer lists. In such event TEPHA shall receive a royalty equal to * of the gross amount of consideration, if any, subsequently received by METABOLIX with respect to the LICENSED PRODUCTS and LICENSED PROCESSES].

15.  PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

     15.1. Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, return receipt requested addressed to it at its address below or as it shall designate by written notice given to the other party:

     In the case of METABOLIX:
     President
     METABOLIX, Inc.
     303 Third Street
     Cambridge, Massachusetts 02142

     In the case of TEPHA:
     President
     TEPHA, Inc.
     303 Third Street
     Cambridge, Massachusetts 02142

16.  MISCELLANEOUS PROVISIONS

     16.1. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except

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           that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

     16.2. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     16.3. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     16.4. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     16.5. TEPHA agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.

METABOLIX, INC.


By:    /s/ Edward M. Muller
       ------------------------------
Name:  Edward M. Muller
Title: President
Date:  10/1/99

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TEPHA, INC.


By:    /s/ Simon F. Williams
       ------------------------------
Name:  Simon F. Williams
Title: President
Date:  October 1, 1999

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